Filed Pursuant to Rule 433
Registration No. 333-106040
December 15, 2006
AMERICAN INTERNATIONAL GROUP, INC.
FLOATING RATE LIBOR NOTES DUE DECEMBER 5, 2046

ISSUER:	American International Group, Inc.

SECURITY:	Floating Rate Notes due December 5, 2046 (series AIG-FP)

CUSIP:	02687QBG2

RATINGS:	Aa2/AA/AA (Stable/Stable/Stable)

NOTE TYPE:	Senior unsecured, SEC registered

TRADE DATE:	December 15, 2006

SETTLEMENT DATE (T+4):	December 21, 2006

MATURITY DATE:	December 5, 2046

AGGREGATE PRINCIPAL AMOUNT OFFERED:	$23,501,000

PRICE TO PUBLIC (ISSUE PRICE):	100%, plus interest accrued from December 5, 2006 to, but not including, December 21, 2006

UNDERWRITING DISCOUNT (GROSS SPREAD):	1.00%

ALL-IN PRICE (NET OF UNDERWRITING DISCOUNT):	99.00%

NET PROCEEDS:	$23,319,422.11 (includes accrued of $53,432.11)

BENCHMARK:	Three-month LIBOR

SPREAD TO BENCHMARK:	minus 25 basis points

INTEREST RATE:	LIBOR - 0.25%

INDEX MATURITY:	Three months

INTEREST RESET PERIOD:	Quarterly

INTEREST RESET DATES:	2 London business days preceding each applicable Interest Reset Date

INTEREST PAYMENT DATES:	March 5, June 5, September 5 and December 5, Commencing on March 5, 2007

DAY COUNT:	Actual/360

FORM:	DTC, Book-entry

INITIAL INTEREST RATE:	LIBOR Telerate - 0.25%, LIBOR was determined as of 11:00am on December 1, 2006

DENOMINATIONS:	Minimum of $1,000 with increments of $1,000 thereafter; each owner of a beneficial interest in a Note will be required to hold such beneficial interest in a minimum principal amount of $1,000

REDEMPTION:	The notes will be redeemable, in whole or in part, at the option of the Issuer, upon written notice of a minimum of 30 and a maximum of 60 calendar days, on each of the redemption dates and at the corresponding redemption prices (in each case expressed as a percentage of the principal amount) set forth in the following table, together with any accrued interest to the redemption date:

	Redemption Date	Redemption Price

	December 5, 2036	105.00%
	December 5, 2037	104.50%
	December 5, 2038	104.00%
	December 5, 2039	103.50%
	December 5, 2040	103.00%
	December 5, 2041	102.50%
	December 5, 2042	102.00%
	December 5, 2043	101.50%
	December 5, 2044	101.00%
	December 5, 2045	100.50%

REPAYMENT:	The notes will be repayable, in whole or in part, at the option of the holder, upon written notice of a minimum of 30 and a maximum of 60 calendar days, on each of the repayment dates and at the corresponding repayment prices (in each case expressed as a percentage of the principal amount) set forth in the following table, together with any accrued interest to the repayment date:

	Repayment Date	Repayment Price

	December 5, 2009	97.500%
	December 5, 2010	97.625%
	December 5, 2011	97.750%
	December 5, 2012	97.875%
	December 5, 2013	98.000%
	December 5, 2014	98.125%
	December 5, 2015	98.250%
	December 5, 2016	98.375%

	December 5, 2017	98.500%
	December 5, 2018	98.625%
	December 5, 2019	98.750%
	December 5, 2020	98.875%
	December 5, 2021	99.000%
	December 5, 2022	99.125%
	December 5, 2023	99.250%
	December 5, 2024	99.375%
	December 5, 2025	99.500%
	December 5, 2026	99.625%
	December 5, 2027	99.750%
	December 5, 2028	99.875%
	December 5, 2029	100.00%
	And each December 5th thereafter to, and including maturity	100.00%

	In the event that a date in the table above is not a business day, the repayment date will be the next succeeding business day.

UNDERWRITER:	UBS Securities LLC
THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING TOLL-FREE 1-888-722-9555, EXTENSION 1088.